Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (“Amendment”), by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Affinion”), and STEVEN UPSHAW (“Executive”) (collectively, the “Parties”) is made as of September 20, 2012.

WHEREAS, the Company, Affinion and Executive previously entered into an Employment Agreement, dated as of January 15, 2010 (the “Employment Agreement”), pursuant to which Executive serves President of Affinion and Chief Executive Officer of Affinion International Limited;

WHEREAS, the Company intends to employ a new Chief Financial Officer;

WHEREAS, in connection therewith, the Company desires to adjust its management structure;

WHEREAS, in connection with such restructuring, the Employment Agreement will be modified as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.	Section 2(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Position. During the Employment Period, Executive shall serve as Chief Executive Officer of Global Financial Services and Co-President of Affinion and will perform such duties and exercise such supervision with regard to the business of the Companies as are associated with such positions, including such duties as may be prescribed from time to time by the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company. If reasonably requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of any member of the “Affinion Group” (as defined in Section 5(a) below).”

2.	The amount of Executive’s Annual Base Salary in Section 2(c)(i) is hereby increased to $475,000.00.

3.	Section 3(b) of the Employment Agreement is hereby amended by deleting the words “Executive Vice President and President of Affinion or Chief Executive Officer of AIL” and inserting the words “Chief Executive Officer of Global Financial Services and Co-President of Affinion” in clause (iv) thereof.

4.	This Amendment shall become effective at such time as the Company enters into a definitive employment agreement with a new Chief Financial Officer.

5.	The Employment Agreement, as amended by the terms of this Amendment, will supersede the prior terms of the Employment Agreement.

6.	This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

7.	This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Sloane Levy
Name:	Sloane Levy
Title:	Executive Vice President, General Counsel

AFFINION GROUP, INC.

By:	/s/ Sloane Levy
Name:	Sloane Levy
Title:	Executive Vice President, General Counsel

STEVEN UPSHAW

By:	/s/ Steve E. Upshaw